EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on by the Parent Holding Company:

        Firstar Bank, National Association             BK

        Mercantile Trust Company, N.A.                 BK